                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             WHIRLPOOL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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Notes:

                             WHIRLPOOL CORPORATION

                                                    Administrative Center
                                                         2000 N. M-63
                                                Benton Harbor, Michigan 49022-
                                                             2692

To Our Stockholders:

It is my pleasure to invite you to attend the 1999 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 20, 1999, at 9:30 A.M., Chicago time, at The Madison Room, 181 W. Madison Street (7th Floor), Chicago, Illinois.

The formal notice of the meeting follows on the next page. At the meeting, stockholders will vote on the election of three directors, approval of an amended Nonemployee Directors Stock Ownership Plan, approval of an amended Performance Excellence Plan, and one stockholder proposal and will transact any other business that may properly come before the meeting. In addition, we will discuss Whirlpool's solid 1998 performance, the outlook for this year, and answer your questions.

Your vote is important. We urge you to please complete and return the enclosed proxy whether or not you plan to attend the meeting. Promptly returning your proxy will be appreciated as it will save further mailing expense. You may revoke your proxy at any time prior to the proxy being voted by filing with the Secretary of the Company a written revocation, by providing a proxy with a later date, or by voting in person at the meeting. If you attend the meeting and vote in person, your proxy will not be voted.

Your vote is important and much appreciated!


DAVID R. WHITWAM
Chairman of the Board
and Chief Executive Officer                                      March 19, 1999

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

The 1999 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at The Madison Room, 181 W. Madison Street (7th Floor), Chicago, Illinois on Tuesday, April 20, 1999, at 9:30 A.M., Chicago time, for the following purposes:

  1. to elect three persons to the Company's Board of Directors;

  2. to approve an amended Nonemployee Director Stock Ownership Plan;

  3. to approve an amended Performance Excellence Plan;

  4. to vote on a shareholder proposal, if properly presented at the meeting, requesting the Board of Directors to arrange for the prompt sale of the Company to the highest bidder; and

  5. to transact such other business as may properly come before the meeting.

By Order of the Board of Directors


ROBERT T. KENAGY
Associate General Counsel and
Corporate Secretary

March 19, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Information about Whirlpool Corporation...................................   1
Proxy Statement...........................................................   1
Directors and Nominees for Election as Directors..........................   2
The Whirlpool Board of Directors..........................................   5
Security Ownership........................................................   5
Executive Compensation....................................................   7
Stock Option Grants and Related Information...............................   8
Stock Option Exercises and Holdings.......................................   9
Long-Term Incentive Awards................................................   9
Retirement Benefits.......................................................  11
Compensation of Directors.................................................  11
Human Resources Committee Report on Compensation Awards...................  12
Performance Graph.........................................................  16
Proposal to Amend the Nonemployee Director Stock Ownership Plan...........  17
Proposal to Amend the Performance Excellence Plan.........................  20
Stockholder Proposal......................................................  22
Miscellaneous.............................................................  24
Auditors..................................................................  24
Stockholder Proposals for 2000 Meeting....................................  24
Exhibit A--Whirlpool Corporation Nonemployee Director Stock Ownership
 Plan..................................................................... A-1
Exhibit B--Whirlpool Corporation Performance Excellence Plan.............. B-1

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool is the world's leading manufacturer and marketer of major home appliances. We manufacture in 13 countries and market products in about 170 countries under major brand names such as Whirlpool, KitchenAid, Roper, Bauknecht, Ignis, Laden, Inglis, Brastemp, and Consul. We are also the principal supplier to Sears, Roebuck and Co. of many major appliances marketed under the Kenmore brand name. We have approximately 59,000 employees worldwide. Our headquarters is located in Benton Harbor, Michigan and our address is 2000 N. M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (616) 923-5000.

PROXY STATEMENT

Our 1999 annual meeting of stockholders will be held on Tuesday, April 20, 1999 at 9:30 a.m., Chicago time, at The Madison Room, 181 W. Madison Street (7th Floor), Chicago, Illinois. You are welcome to attend.

Information about this Proxy Statement

We are sending this proxy statement and the enclosed proxy card because Whirlpool's Board of Directors is seeking your permission (or proxy) to vote your shares at the annual meeting on your behalf. This proxy statement presents information we are required to provide to you under the rules of the Securities and Exchange Commission. It is intended to help you in reaching a decision on voting your shares of stock. Only stockholders of record at the close of business on March 1, 1999 are entitled to vote at the meeting. There were 76,494,003 outstanding shares of common stock as of the close of business on March 1, 1999. We have no other voting securities. Stockholders are entitled to one vote per share on each matter. This proxy statement and the accompanying proxy form are first being mailed to stockholders on or about March 19, 1999.

Information about Voting.

Stockholders can vote their shares on matters presented at the annual meeting in two ways.

1. By Proxy--If you sign and return the accompanying proxy form, your shares will be voted as you direct on the proxy form. If you do not give any direction on the proxy card, the shares will be voted FOR the nominees named for director and FOR approval of proposals to amend the Nonemployee Director Stock Ownership Plan and the Performance Excellence Plan (see pages 17 and 19) and AGAINST the stockholder proposal to sell our company (see page 22). You may revoke your proxy at any time before it is exercised by providing to Whirlpool's Corporate Secretary, Robert T. Kenagy, a written revocation, by providing a proxy with a later date, or by voting in person at the meeting.

2. In Person--You may come to the annual meeting and cast your vote there.

Whirlpool's Board of Directors has adopted a policy requiring all stockholder votes to be kept permanently confidential and not disclosed except (i) when disclosure is required by law, (ii) when a stockholder expressly consents to disclosure or (iii) when there is a contested election and the proponent filing the opposition statement does not agree to abide by this policy.

Stockholders representing at least 50% of the common stock issued and outstanding must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker has no authority to do so.

The three directors to be elected at the annual meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. This means that the three nominees with the most votes will be elected. Votes may be cast for or withheld from each nominee, but a withheld vote will have no effect on the outcome of the election. For a stockholder to nominate an individual for director at the meeting, the stockholder must give the Company's Secretary written notice at least 90 days in advance of the annual meeting of the stockholder's intent to make the nomination.

The affirmative vote of a majority of the outstanding common stock voting at the annual meeting will be required to approve the proposal to amend the Nonemployee Director Stock Ownership Plan to (i) increase the number of shares that may be issued under the plan from 200,000 to 300,000, (ii) authorize the annual granting of 400 deferred stock units to each nonemployee director, and
(iii) extend the final date that awards may be granted to April 30, 2009.

The affirmative vote of a majority of the outstanding common stock voting at the annual meeting will be required to approve the proposal to amend the Performance Excellence Plan to extend the term of the plan to December 31, 2003.

The affirmative vote of a majority of the outstanding common stock voting at the annual meeting will be required to approve the stockholder proposal, if properly presented at the meeting, requesting that the Board of Directors arrange for the prompt sale of the Company to the highest bidder.

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals covered in this proxy statement.

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

                               ----------------

Nominees For a Term to Expire in 2002

JAMES M. KILTS, 51, President and Chief Executive
Officer of Nabisco Holdings Corp. (food products).
Director of The May Department Stores Company.

                              PHOTO OF JAMES KILTS

                               ----------------

MILES L. MARSH, 51, Chairman of the Board and Chief
Executive Officer of Fort James Corporation (consumer paper products). Director of the Company since 1990 and director of GATX Corporation and Morgan Stanley, Dean
Witter & Co.

                               ----------------

PAUL G. STERN, 60, Partner, Thayer Capital Partners,
L.L.P. and Arlington Capital Partners, L.L.P. (private investment companies). Director of the Company since
1990 and director of The Dow Chemical Company, MLC
Holdings Group, Inc., Aegis Communications, Inc., and
SAGA SOFTWARE, Inc.

                               ----------------

Directors Whose Terms Expire in 2001

ROBERT A. BURNETT, 71, director and former Chairman of the Board of Meredith Corporation (publishing, television broadcasting, and residential real estate marketing and franchising; retired 1992). Director of the Company since 1980 and director of ITT Industries, Inc., and Hartford Financial Services Group, Inc.
[Photo of Mr. Burnett]

                               ----------------

HERMAN CAIN, 53, Chairman of the Board of Godfather's
Pizza, Inc. and Chief Executive Officer and President,
National Restaurant Association (food service industry). Director of the Company since 1992 and director of Nabisco Holdings Corp., SUPERVALU, INC., and UtiliCorp United, Inc.

                               ----------------

ALLAN D. GILMOUR, 64, former Vice Chairman of Ford
Motor Company (cars and trucks, related parts and accessories and financial services; retired 1995).
Director of the Company since 1990 and director of AP
Automotive Systems, Inc., The Dow Chemical Company, DTE
Energy Company, The Prudential Insurance Company of
America, and MediaOne Group, Inc.

                               ----------------

JANICE D. STONEY, 58, former Executive Vice President,
US WEST Communications Group, Inc. (telecommunications products and services; retired 1992). Director of the Company since 1987 (except for part of 1994 during a bid for political office) and director of Premark
International, Inc. and Guarantee Life Company.

                               ----------------

DAVID R. WHITWAM, 57, Chairman of the Board and Chief
Executive Officer of the Company. Director of the Company since 1985 and director of PPG Industries, Inc.

                               ----------------

Directors Whose Terms Expire in 2000

GARY T. DICAMILLO, 48, Chairman of the Board and Chief
Executive Officer of Polaroid Corp. (photographic products). Director of the Company since 1997 and director of Pella Corporation and The Sheridan Group.

                               ----------------

KATHLEEN J. HEMPEL, 48, former Vice Chairman and Chief
Financial Officer of Fort Howard Corporation (paper products; retired 1997). Director of the Company since
1994 and director of Oshkosh Truck Corporation and A.O.
Smith Corporation.

                               ----------------

ARNOLD G. LANGBO, 61, Chairman of the Board and Chief
Executive Officer of Kellogg Company (cereal products).
Director of the Company since 1994 and director of Johnson & Johnson, and Atlantic Richfield Co.

                               ----------------

PHILIP L. SMITH, 65, former Chairman of the Board and
Chief Executive Officer of The Pillsbury Company
(consumer foods and beverages and other products;
retired 1987). Director of the Company since 1982 and director of Ecolab Inc. and U.S. Trust Corporation.

The directors have served their respective companies indicated above in various executive or administrative positions for at least the past five years, except for Messrs. DiCamillo, Kilts, and Marsh and Dr. Stern. From 1986 through 1995, Mr. DiCamillo served in various capacities at Black & Decker Corp. (household and commercial hardware products, including power tools and accessories and other products and services), including President, Worldwide Power Tools and Accessories. Mr. Kilts was Executive Vice President of the worldwide food operations of the Philip Morris Companies from 1994 to 1997. Mr. Marsh was Chairman and Chief Executive Officer of Pet Incorporated ("Pet"), a producer of specialty foods, until it was acquired by The Pillsbury Company, a subsidiary of Grand Metropolitan PLC, in February 1995. Until October 1995, Mr. Marsh was employed by Pet as a special advisor on the integration of Pet with Pillsbury. Dr. Stern served as a director of and in various other capacities, including Chairman, President and Chief Executive Officer, with Northern Telecom Limited (telecommunications equipment and integrated office systems) until July 1994. Dr. Stern served as a Special Partner of Forstmann Little & Co. from October 1993 until January 1996.

BOARD OF DIRECTORS

The Board held seven meetings during 1998. During 1998, each director, except for Mr. Marsh, attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

The Audit Committee (Ms. Stoney (Chair), Mr. DiCamillo, Ms. Hempel, Mr. Marsh, and Dr. Stern) annually recommends independent public accountants for appointment by the Board as auditors of the Company and certain of its majority-owned subsidiaries; makes recommendations to the Board on the auditing process, control systems, and compliance matters; and examines and makes recommendations to the Board concerning the scope of audits and audit engagements. The Audit Committee held three meetings in 1998.

The Human Resources Committee (Messrs. Langbo (Chair), Burnett, and Gilmour and Ms. Stoney) determines the terms of employment of the Company's officers, determines the terms and recipients of awards under the Company's Omnibus Stock and Incentive and Performance Excellence Plans, and makes recommendations to the Board with respect to the Company's compensation plans and policies. This committee held four meetings in 1998.

The Corporate Governance Committee (Messrs. Smith (Chair), Burnett, Cain, DiCamillo, and Langbo) reviews with the Chairman of the Board recommendations concerning Board committee assignments and, with input from all Board members, the effectiveness of overall governance practices and guidelines. This Committee also considers new nominees proposed for the Board and will consider individuals whose names are sent to the Committee (in care of the Chairman of the Board) by stockholders in accordance with the provisions in Whirlpool's By-laws. This committee held two meetings in 1998.

SECURITY OWNERSHIP

The following table presents the beneficial ownership of the only persons known by us as of March 1, 1999 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission. Such persons have reported shared voting and dispositive power with respect to all such shares.

      Name and Address of                      Shares                       Percent of
       Beneficial Owner                  Beneficially Owned                   Class
      -------------------                ------------------                 ----------
Sanford Bernstein Co., Inc.                  6,997,698                        9.2%
767 Fifth Avenue
New York, NY 10153
Dodge & Cox                                  4,974,678                        6.5%
35th Floor
One Sansome Street
San Francisco, CA 94104
Amvescap PLC                                 4,622,119                        6.08%
11 Devonshire Square
London, EC2M 4YR
England
Merrill Lynch & Co., Inc.                    4,469,026                        5.88%
250 Vesey St.
World Financial Center N. Tower
New York, NY 10281-1334

The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer and the four other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of March 1, 1999. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct voting of such shares or to dispose or direct the disposition of such shares.

                                    Shares    Shares Under
                                 Beneficially Exercisable
                                   Owned(1)    Options(2)    Total   Percentage
                                 ------------ ------------ --------- ----------
Robert A. Burnett...............     5,739        2,400        8,139       *
Herman Cain.....................     2,617        2,400        5,017       *
Gary T. DiCamillo...............     1,422          600        2,022       *
Jeff M. Fettig..................    32,094       79,900      111,994       *
Allan D. Gilmour................     4,800        3,000        7,800       *
Ralph F. Hake...................    20,875       75,000       95,875       *
Kathleen J. Hempel..............     2,800        1,200        4,000       *
James M. Kilts..................     1,000          -0-        1,000       *
Arnold G. Langbo................     2,942        1,200        4,142       *
William D. Marohn...............    83,160       16,000       99,160       *
Miles L. Marsh..................     5,143        2,400        7,543       *
Paulo Periquito.................     8,630       57,500       66,130       *
Philip L. Smith.................     3,591        3,600        7,191       *
Paul G. Stern...................     4,400        2,400        6,800       *
Janice D. Stoney................     3,100        3,600        6,700       *
David R. Whitwam................   169,795      299,300      469,095       *
All directors and executive
 officers as a group (20
 persons).......................   431,794      673,400    1,105,194    1.44%

--------
*Represents less than 1% of the outstanding common stock.
(1) Does not include shares subject to currently exercisable options, which information is set forth separately in the second column. Also, does not include 1,296,264 shares (as of December 31, 1998) held by the Whirlpool 401(k) Trust (approximately 6,883 of which are held for the accounts of executive officers). Three individuals serve as trustees with shared voting and investment powers.
(2) Includes shares subject to options that will become exercisable within 60 days.

EXECUTIVE COMPENSATION

The table below provides a summary of annual and long-term compensation for the last three years of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                     SUMMARY COMPENSATION TABLE (1996-1998)

                                                                                Long-Term
                                              Annual Compensation              Compensation
                                             ---------------------          ------------------
                                                                            Awards   Payouts
                                                                            ------- ----------
                                                                    Other              LTIP     All Other
                                                                    Annual  Options  Payouts   Compensation
      Name          Principal Position  Year   Salary     Bonus    Comp.(1)   (#)     ($)(2)      ($)(3)
      ----          ------------------  ---- ---------- ---------- -------- ------- ---------- ------------
David R. Whitwam   Chairman and         1998 $1,000,000 $1,400,000     -0-  65,000  $1,254,280   $34,110
                   Chief Executive      1997    960,000  1,100,000     -0-  85,000   1,397,714    32,868
                   Officer              1996    925,000    475,000     -0-  70,000      81,600    17,004
William D. Marohn  Vice Chairman (4)    1998    586,667    630,900     -0-     -0-   1,108,762     2,115
                                        1997    563,333    575,000     -0-  34,000     681,695     2,043
                                        1996    533,333    227,000     -0-  29,000      40,800     1,710
Paulo Periquito    Executive Vice       1998    500,000    735,000 188,385  15,000     387,004    24,100
                   President and        1997    119,981     87,318     -0-  20,000         -0-     5,020
                   President, Latin
                   America (5)
Ralph F. Hake      Senior Executive     1998    426,250    526,000     -0-  20,000     338,192     5,394
                   Vice President       1997    390,125    406,000     -0-  30,000     376,552     4,301
                   and Chief Financial
                   Officer
                   Senior Executive     1996    319,750    277,000     -0-  17,500      24,480     4,092
                   Vice President,
                   Operations
Jeff M. Fettig     Executive Vice       1998    355,068    407,000 280,534  18,000     333,141       245
                   President and        1997    328,333    329,000 334,911  20,500     371,387       224
                   President, Whirlpool 1996    308,333    123,500 182,003  17,500      20,400       157
                   Europe and Asia

--------
(1) The amount paid to Mr. Periquito includes $100,000 to compensate him for increased living costs. The amounts paid to Mr. Fettig primarily relate to reimbursement for expenses related to his foreign service. In 1998 and 1997, the Company paid foreign taxes of $177, 816 and $212,990 respectively on his behalf. In 1996, the Company paid to Mr. Fettig $58,475 to compensate him for increased living costs arising out of purchasing foreign goods and services.
(2) The amounts represent payouts under long-term, equity-based compensation programs based on the Company's financial performance as described under the caption Long-Term Incentive Awards beginning on page 9. For 1998, the payout under the Company's long-term incentive program reflected achievement of a performance objective during the 1997 and 1998 performance period relating to the awards. Amounts also include dividends received on restricted stock awards issued in 1991.
(3) Amounts represent group term life insurance premiums.
(4) Mr. Marohn retired from the Company effective January 1, 1999.
(5) Mr. Periquito became an employee and officer as a result of the Company's acquisition of a majority interest in Brasmotor S.A. in November 1997.

Pursuant to standard employment practice in Brazil, Whirlpool entered into an employment agreement with Mr. Periquito on April 2, 1998 under which Mr. Periquito's 1998 base salary compensation was established as reflected in the Summary Compensation Table. Under the agreement, Mr. Periquito received a one time bonus payment of $200,000 which is included in the bonus column of the Summary Compensation Table and the cost of living adjustment shown in the Summary Compensation

Table. Mr. Periquito is entitled to receive a cost of living adjustment in future years, with the 1999 and 2000 cost of living adjustments to be at least $75,000 in each year. Mr. Periquito is entitled to participate in Whirlpool's bonus plan, long-term incentive plans, and its stock option plan based on his position as an Executive Vice President. Amounts awarded or earned in 1998 are reflected in the appropriate tables. Whirlpool guaranteed a personal loan under the agreement that Mr. Periquito repaid during the year. Whirlpool has agreed to pay approximately 14 months base salary in the event it terminates the agreement without just cause. The agreement also provides pension benefits as described in this proxy and a life insurance policy and other benefits the value of which are included in the Summary Compensation Table as required. The agreement is for an indefinite period.

STOCK OPTION GRANTS AND RELATED INFORMATION

Stock Option Grants in 1998

The table below provides information on grants of stock options during 1998 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                             OPTION GRANTS IN 1998
                        ASSUMED STOCK PRICE APPRECIATION

                                   Individual Grants in 1998
                          -----------------------------------------------  Potential Realizable Value at
                          Number of                                        Assumed Annual Rates of Stock
                          Securities  % of Total                          Price Appreciation for 10-year
                          Underlying   Options                                    Option Term(1)
                           Options    Granted to  Exercise     Expiration -------------------------------
          Name             Granted   Employees(2) Price(3)      Date(4)   0%      5%(5)        10%(6)
          ----            ---------- ------------ --------     ---------- --      -----        ------
David R. Whitwam             65,000      7.08      $63.13       6-15-08     0 $   2,580,638 $   6,539,842
William D. Marohn                 0         0           0             0     0             0             0
Paulo Periquito              15,000      1.63       63.13       6-15-08     0       595,532     1,509,194
Ralph F. Hake                20,000      2.18       63.13       6-15-08     0       794,042     2,012,259
Jeff M. Fettig               18,000      1.96       63.13       6-15-08     0       714,638     1,811,033
All Optionees(7)           *918,200        --      *61.84(avg)    *2008          35,711,399    90,496,512
All Stockholders                N/A       N/A         N/A           N/A       2,970,255,250 7,526,836,075
All Optionee Gain as a %
 of all Stockholder Gain                                                               1.2%          1.2%

--------
*134,000 shares granted 01/16/98 @ $54.44--expiration date 1/16/08
  781,700 shares granted 06/15/98 @ $63.13--expiration date 6/15/08
  2,500 shares granted 12/14/98 @ $56.09--expiration date 12/14/08
(1) Potential pre-tax realizable value is based on the assumption that the stock price appreciates from the exercise price at the annual rates of appreciation shown in the table over the option term (10 years). This is a theoretical value. The actual realized value depends on the market value of the Company's stock at the exercise date. All calculations are based on shares outstanding as of December 31, 1998.
(2) Based on 918,200 options granted to all employees in 1998.
(3) Fair market value on the date of grant.
(4) Options generally become exercisable in installments of 50% one year after the date of grant and the remaining 50% two years after the grant date, with all options becoming exercisable upon a Change in Control. A Change in Control is generally defined to include the acquisition by any person or group of 15% or more of Whirlpool's voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of such Board members or their successors on the existing Board cease to constitute a majority of the Board, and approval by the stockholders of an acquisition or liquidation of Whirlpool.
(5) Per share price of common stock would be $100.73 assuming no stock splits or stock dividends.
(6) Per share price of common stock would be $160.39 assuming no stock splits or stock dividends.
(7) No gain to the optionees is possible without an increase in the common stock price.

STOCK OPTION EXERCISES AND HOLDINGS

The table below provides information on shares underlying options exercisable at the end of 1998 and options exercised during 1998 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

            AGGREGATED OPTION EXERCISES AND YEAR-END VALUE FOR 1998

                                     Securities Underlying   Value of Unexercised In-
                                   Unexercised Options Held  the-Money Options Held at
              Shares                  at Fiscal Year End          Fiscal Year End
             Acquired     Value    ------------------------- -------------------------
   Name     on Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
   ----     -----------  --------  ----------- ------------- ----------- -------------
David R.
 Whitwam            0            0   256,800      121,500    $1,613,874    $455,213
William D.
 Marohn       102,640   $2,166,883    16,000       22,800        52,536     182,991
Paulo
 Periquito          0            0    50,000       35,000       257,250     121,380
Ralph F.
 Hake               0            0    60,000       38,500       185,878     154,136
Jeff M.
 Fettig           800       28,177    69,650       31,750       471,278     110,346

LONG-TERM INCENTIVE AWARDS

The table below provides information regarding grants of long-term incentive compensation awards in 1998 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1998

                                                             Estimated Future
                                              Performance        Payouts
                                              Period From    Under Non-Stock
                                              Grant Until  Price Based Plan (2)
                                   Number of  Maturation  ----------------------
              Name                 Shares (1)  or Payout  Target (#) Maximum (#)
              ----                 ---------- ----------- ---------- -----------
David R. Whitwam Performance
 shares                              36,650    1998-2001
William D. Marohn Performance
 shares (3)                          17,757    1998-2001
Paulo Periquito
 Performance shares                   7,845    1998-1999    7,845      15,690
 Performance shares                   7,845    1998-2000    7,845      15,690
 Performance shares                   6,597    1998-2001    6,597      13,194
 Phantom Stock (4)                   40,000       8 yrs.
Ralph F. Hake Performance shares     11,728    1998-2001
Jeff M. Fettig Performance shares     9,969    1998-2001

--------
(1) During 1998, Whirlpool made one award that has a three year performance period under its Executive Stock Appreciation Program to each participant except for Mr. Periquito who received three awards as set forth above. Performance share awards are for a number of "contingent shares" and are based on a participant's base salary and the market price of the common stock. Whirlpool also made a Career Stock Award to Mr. Periquito under the terms of that program as described in the Human Resources Committee report that follows. All awards identified in this table were made pursuant to the Company's 1989 and 1996 Omnibus Stock and Incentive Plans.
(2) Final awards for Messrs. Whitwam, Hake, and Fettig will not exceed the contingent shares shown in column 1 and will be made based on the Company achieving an improvement target in the economic value added ("EVA") financial measurement. Final awards for Mr. Periquito will be determined by multiplying the number of contingent shares by 0% to 200% (100% is the target award amount and 200% is the maximum award amount) based on the Company meeting certain financial, customer, and employee related objectives for each cycle. Future payouts, if any, will be made in common stock, cash, or a combination of both, as determined by the Human Resources Committee of the Board of Directors. If all or any portion of the award is paid in cash, the amount will be determined by multiplying the final number of shares earned by the percentage of the award to be paid in cash and multiplying this calculation by the market price of the common stock at the end of the performance period. Payments may be deferred with the Committee's consent.
(3) As a result of his retirement, Mr. Marohn received a pro rata payout of this award based on his completing one year of service with respect to the three year performance cycle. The payout is included in the LTIP Payouts column of the Summary Compensation Table.
(4) Shares of phantom stock were awarded under the Career Stock Program of the 1989 Omnibus Stock and Incentive Plan as described in the Human Resources Committee report that follows.

Whirlpool has agreements with its executive officers that provide severance benefits if, within two years following a Change in Control, the executive officer's employment is terminated either by Whirlpool (other than for cause, as defined) or by the officer for good reason (as defined), or, voluntarily during the 13th month following a Change in Control. Benefits include continuation of salary for at least 90 days after notification of termination of employment, severance pay equal to three times annual compensation, (generally defined as base salary plus target annual bonus), plus an amount to compensate the individual for excise taxes, if any, arising out of the severance pay. Under certain circumstances, the agreements provide for continuing participation for up to three years in insurance and other employee welfare benefit plans and, in the case of defined benefit retirement plans, provide for three years additional age and service credits for purposes of vesting and computing benefits. The term of each agreement is two years and thereafter the agreement may be terminated as of the end of any year upon 90 days prior notice but not for 24 months after a Change in Control. A Change in Control is generally defined to include the acquisition by any person or group of 15% or more of Whirlpool's voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of such Board members or their successors on the existing Board cease to constitute a majority of the Board, and approval by the stockholders of an acquisition or liquidation of Whirlpool.

Whirlpool's non-contributory defined benefit retirement plan (the "Retirement Plan") covers substantially all of our U.S. based salaried employees. Upon reaching the normal retirement age of 65, each vested participant is eligible to receive an annual pension for life equal to 2% of annual base salary, averaged over the 60 consecutive calendar months during which pay was highest out of the last 120 months completed before age 65, for each year of credited service (up to a maximum of 30 years). For participants with five or more years of service, reduced benefits are payable upon early retirement or termination of employement after age 55. For five years following a Change in Control, Whirlpool may not terminate the retirement plan or amend or merge it with another plan in a manner that would reduce benefits. If the Retirement Plan is terminated (including a termination by operation of law) during this five-year period, any assets held under the plan in excess of the amount needed to fund accrued benefits would be used to provide additional benefits to plan participants. We also have supplemental retirement plans that (i) provide to certain employees, including executive officers, additional benefits generally similar to those under the Retirement Plan but based upon an average of the five highest total amounts of bonuses paid from our bonus plans during the ten years prior to retirement and (ii) maintain benefits at the levels set forth in the table below which are otherwise limited under the Retirement Plan by the Employment Retirement Income Security Act of 1974.

RETIREMENT BENEFITS

The following table sets forth the estimated annual pension benefits payable under the Retirement Plan and supplemental plans (as described above) upon retirement at age 65 after selected periods of service.

                     Estimated Annual Pension Benefits at Age 65*
              -----------------------------------------------------------
  Covered     5 Years  10 Years 15 Years  20 Years   25 Years   30 Years
Compensation  Service  Service  Service   Service    Service    Service
------------  -------- -------- -------- ---------- ---------- ----------
 $  600,000   $ 60,000 $120,000 $180,000 $  240,000 $  300,000 $  360,000
    800,000     80,000  160,000  240,000    320,000    400,000    480,000
  1,000,000    100,000  200,000  300,000    400,000    500,000    600,000
  1,200,000    120,000  240,000  360,000    480,000    600,000    720,000
  1,400,000    140,000  280,000  420,000    560,000    700,000    840,000
  1,600,000    160,000  320,000  480,000    640,000    800,000    960,000
  1,800,000    180,000  360,000  540,000    720,000    900,000  1,080,000
  2,000,000    200,000  400,000  600,000    800,000  1,000,000  1,200,000
  2,200,000    220,000  440,000  660,000    880,000  1,100,000  1,320,000
  2,400,000    240,000  480,000  720,000    960,000  1,200,000  1,440,000
  2,600,000    260,000  520,000  780,000  1,040,000  1,300,000  1,560,000
  2,800,000    280,000  560,000  840,000  1,120,000  1,400,000  1,680,000
  3,000,000    300,000  600,000  900,000  1,200,000  1,500,000  1,800,000

--------
*The amounts set forth in the table are on the basis of a straight life annuity and are not subject to reduction for Social Security benefits or other payments. The maximum number of years of service for which pension benefits accrue is 30. Messrs. Whitwam, Marohn, Hake, and Fettig had approximately 31, 35, 12, and 17 years, respectively, of eligible service at December 31, 1998, and their covered compensation under the plans for 1998 was equal to the base salary and bonus set forth in the Summary Compensation Table.

Mr. Periquito is entitled to a Brazilian pension benefit under the employment agreement with Whirlpool that will provide him with a retirement payment of 85% of his basic monthly salary at age 60 assuming he is a participant under the relevant Brazilian pension plan for 10 years. Under that plan, Mr. Periquito would receive a disability retirement payment of 70% of the value of the retirement benefit, and if he dies, his widow would receive a pension payment of 50% of the value of the retirement benefit. In addition, underage children would receive 30% of the value of the retirement benefit in the event of Mr. Periquito's death. Mr. Periquito is required to participate in the cost of his pension benefit at the rate of 15% of the monthly cost of the plan, up to a limit of 8% of his basic salary.

COMPENSATION OF DIRECTORS

Directors who are not employees of Whirlpool are paid an annual fee of $24,000 and $1,000 for each Board and committee meeting attended ($1,500 if chairperson). A nonemployee director may elect to defer any portion of director compensation until he or she ceases to be a director, at which time payment is made in a lump sum or in monthly or quarterly installments. Interest on deferred amounts accrues quarterly at a rate equal to the prime rate in effect from time to time. Each director may elect to relinquish all or a portion of the annual fee, in which case Whirlpool may at its sole discretion then make an award of up to $1 million to a charitable organization upon the director's death. Under the program, the election to relinquish compensation is irrevocable, and Whirlpool may choose to make contributions in the director's name to as many as three charities. Each director may also elect to have a portion of the annual fee used to purchase term life insurance in excess of that described in the next paragraph.

Whirlpool provides each nonemployee director who elects to participate with term life insurance while a director in an amount equal to one-tenth of the annual director's fee times such director's months of service (not to exceed
120) and a related income tax reimbursement payment. We also provide each nonemployee director with travel accident insurance of $1 million with the premiums paid by us, and directors are reimbursed for the related income tax. For evaluation purposes, appliances sold by us are made available to each nonemployee director for use at home, and the director receives an income tax reimbursement payment to compensate for any additional tax obligation. The cost to Whirlpool of this arrangement in 1998 (based on distributor price of products and delivery, installation, and service charges) did not exceed $5,800 for any one nonemployee director or $14,800 for all nonemployee directors as a group.

Whirlpool also has a Nonemployee Director Stock Ownership Plan. This plan provides, effective on the date of each annual stockholders meeting, for an automatic grant to each nonemployee director of 400 shares of common stock and an option to purchase 600 shares of common stock if our earnings from continuing operations for the immediately preceding year increased by at least 10% over such earnings for the prior year. The exercise price under each option is the average fair market value (as defined) of the common stock for the third through fifth trading days after the public release of our earnings for such prior year. Such options may be exercised for 20 years after issuance (except that they must be exercised within two years after ceasing to be a director and within one year after the death of the director). The exercise price may be paid in cash or common stock. In addition, the Board of Directors has approved an amendment to this plan, subject to stockholder approval at this meeting, that would award each nonemployee director annually with 400 shares of phantom common stock, payable on a deferred basis. The shares of phantom common stock would earn phantom dividends and the total accumulated phantom stock awards and phantom dividends would be converted into Whirlpool's common stock on a one-for-one basis and paid out to the nonemployee director upon termination from the Board. See page 17 for additional discussion regarding the proposed amendment and required stockholder approval.

HUMAN RESOURCES COMMITTEE REPORT ON COMPENSATION AWARDS

The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for 1998.

Whirlpool is dedicated to global leadership and to delivering superior stockholder value. Whirlpool's executive compensation philosophy is designed to support these objectives by attracting and retaining the best possible management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool's focus on six fundamental shared values: respect, integrity, teamwork, customer passion, learning to lead, and the spirit of winning. The philosophy is centered around the following points:

  . Compensation should be incentive driven with both short and long-term focus;

  . More pay should be at risk than with the average company;

  . Components of compensation should be tied to increasing stockholder value; and

  . Compensation should be tied to a balanced evaluation of corporate and individual performance measured against financial, customer, and employee related objectives--a "balanced scorecard" approach.

The Committee is responsible for the design, administration, and effectiveness of the compensation plans for management employees, including senior executives.

SALARY

Salary levels and salary increase guidelines are based on competitive market reviews conducted with the assistance of outside consultants. Comparison companies are blue chip companies that are similar to Whirlpool in a variety of respects, such as companies that compete with Whirlpool; tend to have national and international business operations; or are similar in sales volumes, market capitalizations, employment levels, lines of business, and business organization and structure. This group of companies ("peer group") is used to define the market for each component of pay as well as total compensation. The peer group companies chosen for the competitive market review are not entirely the same as those that comprise Standard & Poor's Household Furniture and Appliance Group shown in the Performance Graph because the Committee believes that Whirlpool's most direct competitors for executive talent are not necessarily limited to the companies included in the published industry index. Base salary for Mr. Whitwam and other executive officers is targeted at the median of the base salaries for officers in the peer group companies, after adjusting for size of the companies. Base salary increases for the year ranged between 4.2% and 8.8% for the named executive officers. Mr. Whitwam received a 4.2% salary increase on January 1, 1998. The increases reflected both moves in market salaries as well as the executives' individual performance (as discussed below) against specific objectives. With respect to Mr. Whitwam's individual performance objectives during 1998, the Committee assessed his performance in the areas of leadership, managerial and organizational effectiveness, value creation, Whirlpool's overall financial performance, and executive talent development. The Committee determined that Mr. Whitwam had exceeded his objectives on balance in these areas.

ANNUAL INCENTIVE COMPENSATION

The Performance Excellence Plan ("PEP") provides all regular exempt and some non-exempt employees with an annual incentive designed to focus their attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance (except for designated executive officers) as measured against financial, customer, and employee related objectives. For 1998, target awards ranging from 5% to 100% of base salary were established by the Committee.

For 1998, corporate and regional performance measures were established for the following financial indicators: economic value added (EVA), net earnings, and cash flow. The Committee established corporate and regional performance measures addressing customer results in the areas of quality, market share, customer satisfaction, and trade partner satisfaction. The Committee also established corporate and regional measurements for employee results in the areas of training and development, diversity, and the degree of success in building Whirlpool's high performance culture. These performance measures were selected based on the Committee's belief that improving such measures correlates to increasing value to stockholders. The Committee has the discretion to adopt performance goals in place of or in addition to those disclosed above for 1998 or future years.

Achievement of individual financial and behavioral performance goals is also a factor in determining PEP payouts for all employees other than designated executive officers. For employees who are not executive officers, the maximum bonus using both the company and individual performance factors is 3.0 times the incentive target.

Unlike other employees, individual performance cannot be recognized under PEP for designated executive officers except for purposes of reducing an award because of Section 162(m) of the Internal Revenue Code (discussed further at the end of this report). Because the Committee strongly believes that individual performance assessment has been and will continue to play a critical role in driving the Company's successful performance, the Committee adopted in 1994 the Executive Officer Bonus Plan ("EOBP") which provides the Committee with discretion to grant bonus payouts to designated executive officers in recognition of strong individual performance. In 1998, only Messrs. Whitwam, Marohn, and Hake were designated as executive officers for purposes of PEP and eligible to participate in EOBP.

The PEP plan is designed to provide total direct compensation that is 10% above the mean of the peer group when the target level of stretch performance is achieved. The plans utilized for designated executive officers are designed to achieve the same compensation objective.

For Messrs. Whitwam, Marohn, and Hake, a corporate performance target based on return on equity was established. Because the Company exceeded this financial performance target, these executive officers earned a PEP award for 1998 as set forth in the Summary Compensation Table based on the Committee's evaluation of the Company's performance measured against the financial, customer and employee objectives and the individual performance of the officer under the Committee's balanced scorecard approach. No awards were made under EOBP for 1998.

LONG-TERM INCENTIVES

Our long-term incentive programs are comprised of stock options, the Executive Stock Appreciation and Performance Program, and the Career Stock Plan, pursuant to the Company's 1989, 1996, and 1998 Omnibus Stock and Incentive Plans. Grants under both the stock option and Executive Stock Appreciation and Performance programs are typically made each year. The long-term incentive programs are intended to provide rewards to executives only if significant additional value is created for stockholders over time. Further, these stock-based plans are designed to encourage a significant ownership interest in Whirlpool to help assure that the interests of the executives are closely aligned to those of other stockholders and to provide incentives for the executives to remain with Whirlpool.

Stock Options Option grants in 1998 were made under Whirlpool's 1996 Omnibus Stock and Incentive Plan and were based on our analysis of competitive award sizes, along with adjustments reflecting individual performance as evaluated by the Committee with respect to the Chief Executive Officer, and by the Chief Executive Officer as approved by the Committee with respect to the other four named executive officers. In making final awards, the Committee considered the optionee's scope of responsibility and opportunity to affect Whirlpool's future success, strategic and operational goals, individual contributions, and the number of options previously awarded and currently held. Grants were issued with an exercise price equal to the fair market value of the stock at the time of grant.

Mr. Whitwam's 1998 option grant, as noted in the Summary Compensation Table, was made separately and at the sole discretion of the Committee primarily based on its competitiveness with the marketplace, but also taking into account the Committee's assessment of his individual performance.

Executive Stock Appreciation and Performance Program ("ESAP") ESAP provides senior management with incentives to significantly improve the long-term performance of Whirlpool and increase stockholder value over time. The compensation opportunities under the program are tied directly to the financial performance of Whirlpool over a preset period, normally three years, beginning each January 1. In combination with other elements of compensation, award sizes are designed to provide competitive total compensation that exceeds the market by approximately 10% when stretch target performance is met. In 1998, a grant was made under this program from Whirlpool's 1996 Omnibus Stock and Incentive Plan. The grant is for a three-year cycle ending December 31, 2000, and payout is contingent upon achieving a specific EVA target. Payouts under the most recently ended 1997-1998 ESAP cycle were based on achieving certain corporate EVA, cost reduction, and employee high performance culture building targets over the performance period. As Whirlpool performance was above the targets established at the beginning of the performance cycle, payouts under the cycle exceeded target.

The contingent shares granted to Messrs. Whitwam, Marohn, and Hake in 1998 under the 1998-2000 ESAP cycle (as disclosed in the Long-Term Incentive Plan Awards table) were calculated based on the competitive objective for ESAP target award sizes. In addition, a payout was earned by these officers under the 1997-1998 ESAP cycle based on the Company exceeding the EVA improvement financial target established at the beginning of the performance period. The final payout of this grant is included in the column labeled "LTIP Payouts" in the Summary Compensation Table and is based on the Committee's evaluation of Company performance against the financial, customer, and employee objectives established for the Company and the individual effort of each officer. The payout was made in 1999.

Restricted Stock Value Program (the "RSVP Program") Under the RSVP Program, selected senior management employees are granted restricted stock to link their performance with the long term financial success of the Company and the creation of shareholder value. Recipients of restricted stock are selected by the Committee based on their organizational level and ability to affect Company performance. The Committee can set restrictions based upon the lapse of time and/or performance goals, and grants can be made under the 1989, 1996, and 1998 Omnibus Stock and Incentive Plans. There were no grants of restricted stock under the RSVP Program to the named executive officers in 1998, and there were 20,000 shares of restricted stock granted to all executive officers as a group in 1998.

Career Stock Plan The Career Stock Plan (the "Career Plan") was established pursuant to Whirlpool's 1989 Omnibus Stock and Incentive Plan. Under the Career Plan, one-time grants of phantom stock are awarded to select key executives as a means of retaining those executives and encouraging long-term employment. Recipients and award sizes are based on subjective determinations relating to a broad range of factors. The shares do not represent an equity interest in Whirlpool, and no voting rights attach to the shares until and unless they are distributed to the participant. The value of a share of Career Stock on any given date is equal to the fair market value of a share of common stock on that date. Recipients of Career Stock will receive one share of common stock for each share of phantom stock on a one-for-one basis upon retirement after attaining the age of 60 and subject to certain non-competition provisions in the contract. Phantom career stock dividends are invested in additional phantom shares to be awarded in the same manner as the original awards. Mr. Whitwam does not participate in this program.

OWNERSHIP GUIDELINES

In 1995, management adopted, with the Committee's approval, stock ownership guidelines to support the objective of increasing the amount of stock owned by the most senior group of executives (approximately 100 individuals). The guidelines for stock ownership are based on an individual's level in the organization and range from seven times base salary for the Chief Executive Officer to one times base salary for other executives.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

The Internal Revenue Code imposes a $1 million deduction limit on compensation paid to executives named in the compensation section of the proxy statements of public companies, subject to certain transition rules and exceptions for non-discretionary performance based plans approved by stockholders.

The Committee intends to preserve the tax deductibility of executive compensation to the extent practicable while focusing on consistency with its compensation policies, the needs of Whirlpool, and stockholder interests.

The Committee retains the discretion to reward strong individual performance of designated executive officers under the EOBP. The Committee believes this ability to exercise discretion is in the best interest of Whirlpool and its stockholders and outweighs the need to qualify the EOBP so that amounts paid from this plan are exempt from the deductibility limits of Section 162(m). Accordingly, pay for individual performance under EOBP will generally not qualify under Section 162(m) and may not be fully deductible.

SUMMARY

We, the Human Resources Committee of Whirlpool, believe a strong link exists between executive pay and performance at Whirlpool.

  Mr. Arnold G. Langbo (Chairman)
  Mr. Robert A. Burnett
  Mr. Allan D. Gilmour
  Ms. Janice D. Stoney

PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative total stockholder return on our common stock with the cumulative total return of Standard & Poor's ("S&P") Composite 500 Stock Index and the cumulative total return of the S&P Household Furniture & Appliance Group Index for the years 1994 through 1998.

                Comparison of Five Year Cumulative Total Return*
                    Whirlpool Corporation, S&P 500 Index and
                   S&P Household Furniture & Appliance Group

[Performance chart appears here]


                 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
----------------------------------------------------------------------
  Whirlpool       152.06   117.55   127.67   114.83   138.84    94.08
----------------------------------------------------------------------
  S&P 500         110.03   111.53   153.30   188.40   251.17   293.38
----------------------------------------------------------------------
  S&P Household   143.91   117.59   143.24   132.57   194.83   180.56


Assumes $100 invested on December 31, 1993 in Whirlpool common stock, S&P 500 and S&P Household Furniture & Appliance Group.
--------
*Cumulative total return is measured by dividing: (1) the sum of (a) the cumulative amount of the dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between share price at the end and the beginning of the measurement period by (2) the share price at the beginning of the measurement period.

PROPOSAL TO AMEND THE NONEMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN

The Board of Directors believes that a program fostering stock ownership by nonemployee directors promotes the long-term financial success of Whirlpool by attracting and retaining outstanding nonemployee directors and by providing incentives to such nonemployee directors through grants of stock and stock options and deferred equity compensation. In 1989, the Board adopted and the shareholders approved the Nonemployee Director Stock Ownership Plan (the "Plan") to allow directors to participate in the growth of Whirlpool. In 1993, the Board adopted and the shareholders approved an amendment to the Plan that replaced grants of restricted common stock with annual outright grants of 400 shares of common stock per year to each nonemployee director then serving on the Board. In 1996, the Board adopted and the shareholders approved an amendment to the Plan revising the conditions necessary for stock option awards to be granted under the automatic provisions of the Plan.

The Board believes that the Plan has been successful in increasing the stock ownership of directors and in closely aligning nonemployee directors' compensation to the interests of shareholders. The Board also believes these purposes will be further strengthened by amending the Plan to (i) increase the number of shares available under the Plan from 200,000 to 300,000, (ii) authorize the annual granting of 400 shares of common stock phantom shares to each nonemployee director with these phantom shares to be converted into common stock of the Company on a one-for-one basis and paid out to the nonemployee director at the time the nonemployee director leaves the Board, and (iii) extend the final date that awards may be granted under the Plan to nonemployee directors to April 30, 2009. On February 16, 1999, the Board adopted amendments to the Plan to provide for these changes. The Board believes that these Plan amendments will create an even greater linkage among nonemployee director compensation, the financial goals of the Company, and shareholder value.

The affirmative vote of the holders of a majority of the shares of Common Stock present at the annual meeting of stockholders, in person or by proxy, is necessary for approval of such amendment. The Plan will not be amended unless this vote is received.

The complete text of the Plan with the proposed amendments is set forth in Exhibit A to this proxy statement. You should read the complete text of the Plan for more detail regarding the changes being proposed.

ADMINISTRATION, ELIGIBILITY, ADJUSTMENT, AMENDMENT, AND TERMINATION

The Plan is largely self-administered because the awards are automatic and nondiscretionary. To the extent necessary, the Board is authorized to administer the Plan. If there is a stock dividend, stock split, stock combination, or other reduction in issued shares, merger, consolidation, recapitalization, or sale or exchange of all of the assets of or dissolution of Whirlpool, the Board generally is required to adjust the number and type of shares authorized by the Plan to prevent enlargement or dilution of rights. No stock, stock option, or deferred equity compensation will be granted under the Plan after April 30, 2009. The Board may suspend or terminate the Plan at any time or amend the Plan from time to time without stockholder approval, but no amendment, suspension, or termination shall impair the rights of any director under outstanding grants of stock or stock options. However, no amendment made without stockholder approval (to the extent required by law, agreement, or the rules of any exchange upon which the common stock is listed) shall (a) materially increase the number of shares of common stock issuable under the Plan (other than pursuant to the adjustment provisions described above), (b) materially modify the requirements as to eligibility for participation, (c) materially increase the benefits accruing to directors under the Plan, or (d) extend the termination date of the Plan.

Awards under the Plan are limited to directors of the Company who are not, and have not been for at least one year, either an employee or officer of the Company or any of its subsidiaries. The aggregate number of shares of common stock issuable under the Plan is 300,000 (subject to adjustments in order to prevent enlargement or dilution as described above). As of March 1, 1999, 132,600 shares remained available for future grants of stock and stock options under the Plan.

STOCK GRANTS

The Plan provides for the annual unrestricted grant of 400 shares of common stock to each nonemployee director who is a member of the Board at the conclusion of the annual meeting of stockholders. Each director has all rights accruing to an owner of common stock, including the right to vote the shares at stockholders' meetings, receive dividends, and sell, assign, transfer, or otherwise encumber the common stock (subject to restrictions imposed on insider trading under the federal securities laws).

STOCK OPTIONS

The Plan provides that effective on the date of each annual meeting of stockholders, each nonemployee director automatically is awarded a stock option to purchase 600 shares of common stock if Whirlpool's consolidated earnings from continuing operations before extraordinary items and before changes in accounting principles ("Earnings") for the immediately preceding fiscal year (the "Prior Year") exceed Earnings for the fiscal year immediately prior to the Prior Year (the "Base Year") by at least 10%. The Plan defines Earnings as Whirlpool's consolidated earnings from continuing operations before the after-tax effects of (i) extraordinary items; (ii) changes in accounting principles;
(iii) gains and losses from business dispositions shown separately on the Company's published earnings statement; and (iv) restructuring charges shown separately on the Company's published earnings statement. Our public accountants will resolve any questions arising as to the Earnings for any year. The purchase price for shares of Whirlpool's common stock under these options is the average market price of the common stock for the third through fifth trading days after public announcement of Whirlpool's earnings data for the Base Year. As of March 1, 1999, a total of 37,200 stock options have been awarded under the Plan and 12,000 have been exercised.

Stock options granted under the Plan are exercisable for twenty years or, if earlier, two years after a nonemployee director ceases to serve on Whirlpool's Board of Directors, provided that no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event of a nonemployee director's death, such stock options will be exercisable for one year from the date of death. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise.

PROPOSED NEW DEFERRED EQUITY COMPENSATION

The Plan does not currently provide for any deferred stock compensation. However, the Board approved an amendment to the Plan on February 16, 1999 that would, if stockholders approve the amended Plan in April, provide each nonemployee director with 400 shares of phantom common stock annually as of the date of the annual meeting of stockholders. The units of phantom common stock (called "Common Stock Equivalents") earned annually by nonemployee directors would be credited to an account for each nonemployee director. In addition, each nonemployee director would be credited with a number of Common Stock Equivalents equal to the dollar value of the vested retirement benefit earned by the director up to February 16, 1999 (when the Board terminated its retirement policy for nonemployee directors) divided by the fair market value of the Company's common stock on that date. Nonemployee Directors will be credited under this formula with the following Common Stock Equivalents: Mr. Burnett 5,538, Mr. Cain 1,856, Mr. DiCamillo 280, Mr. Gilmour 3,741, Ms. Hempel 1,059, Mr. Langbo 1,805, Mr. Marsh 2,240, Mr. Smith 4,596, Dr. Stern 3,157, and
Ms. Stoney 3,562.

The Common Stock Equivalents will earn phantom dividends equal to the dividends paid on actual shares of common stock. The Common Stock Equivalents will be converted into the common stock on a one-for-one basis upon the director leaving the Board of Whirlpool and the common stock will be payable to the director at that time.

FEDERAL TAX CONSEQUENCES

The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock, stock options, and deferred equity compensation. These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to the Company and to nonemployee directors who are citizens or residents of the United States. The discussion does not address the state, local, or foreign income tax rules relevant to stock and stock options.

Stock Grants. A nonemployee director will recognize ordinary compensation income on the date shares of common stock are granted to the nonemployee director in an amount equal to the fair market value of the shares on that date. Whirlpool receives a deduction equal to the ordinary compensation income recognized by the nonemployee director.

A nonemployee director's tax basis in the shares of common stock granted pursuant to the Plan equals the fair market value of the shares on the date his or her ordinary compensation income is determined under the foregoing rules, and the director's holding period begins on such date. Upon a subsequent sale or exchange of the shares, the nonemployee director recognizes capital gain or loss equal to the difference between the proceeds received and the director's basis in the shares. Such capital gain will be short- or long-term, depending upon whether the nonemployee director has held the shares for more than twelve months. We will not receive a deduction for any capital gain recognized by the nonemployee director.

Stock Options. A nonemployee director who is granted a stock option recognizes no income upon grant of the option. The nonemployee director will recognize ordinary compensation income on the date the option is exercised, in an amount equal to the difference between the fair market value of the shares of common stock received pursuant to the option exercise on such date and the option exercise price. Whirlpool is entitled to an income tax deduction corresponding to the income recognized by the nonemployee director.

If a nonemployee director pays the exercise price for a stock option entirely in cash, the director's basis in the common stock received equals the stock's fair market value on the exercise date, and the director's holding period begins on the day after the exercise date. If, however, a nonemployee director pays the exercise price of a stock option in whole or in part with previously-owned shares of common stock, then the director's tax basis in and holding period for the previously-owned shares will carry over to an equivalent number of the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the director's basis will equal the share's value on the exercise date, and the director's holding period for capital gains treatment will begin on the day after the exercise date.

When a nonemployee director disposes of common stock received upon the exercise of a stock option, the nonemployee director will recognize capital gain or loss equal to the difference between the sales proceeds received and the director's basis in the stock sold. The nonemployee director's capital gain will be long- or short-term, depending upon whether the stock sold was held more than one year. Whirlpool will not receive a deduction for any capital gain recognized by the nonemployee director.

Deferred Equity Compensation. A nonemployee director will recognize ordinary compensation income on the date the nonemployee director ceases to be a director of the Company and thereby becomes entitled to receive the shares of common stock held in his or her deferred compensation account. The rules for determining the amount of income recognized by the nonemployee director, the nonemployee director's basis and holding period in the shares received, and the Company's deduction are similar to those described above under the heading "Stock Grants."

The ordinary compensation income a nonemployee director recognizes under the foregoing rules is not subject to withholding. However, a nonemployee director must take such income into account in determining the estimated tax payments such director is required to make.

The Board of Directors recommends a vote FOR the amendment of the Nonemployee Director Stock Ownership Plan appearing at Item 2 on the accompanying proxy form.

PROPOSAL TO AMEND THE PERFORMANCE EXCELLENCE PLAN

Whirlpool's Performance Excellence Plan (the "PEP Plan") is an annual bonus plan for regular employees that was first adopted in 1989. Stockholders approved an amendment to the PEP Plan in 1994 that allowed the Board of Directors to continue the PEP Plan without incurring increased cost under changes in the federal tax laws affecting compensation for certain executive officers. On February 16, 1999, the Board of Directors amended the PEP Plan so that, subject to approval by the stockholders, Whirlpool could continue to make awards under the PEP Plan through December 31, 2003 and continue to be eligible for tax deductions under Section 162(m) of the Internal Revenue Code, as amended.

The Board believes that the PEP Plan will further strengthen the commitment of key management employees to create shareholder value by providing them with short-term incentive compensation based on our ability to meet financial goals that create stockholder value. Because the PEP Plan allows the Human Resources Committee to retain the flexibility to choose appropriate business and financial goals and to change the target level of these goals, the tax regulations require that the PEP Plan be resubmitted to stockholders for approval every five years.

The affirmative vote of the holders of a majority of the shares of common stock present at the annual meeting of stockholders, in person or by proxy, is necessary for approval of the amended PEP Plan. The PEP Plan will not be continued unless this vote is received.

The complete text of the amended PEP Plan is set forth in Exhibit B to this proxy statement. You should read the complete text of the PEP Plan for more detail regarding the operation of the PEP Plan.

ADMINISTRATION OF THE PEP PLAN

The Human Resources Committee (the "Committee") of the Board is responsible for administration of the PEP Plan. The Committee consists of three or more members of the Board who are not officers or employees of the Company. Committee members are also to be "outside directors" as required by and within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the Committee's approval, the Chief Executive Officer (the "CEO") may assist in, and make recommendations regarding, the administration of the PEP Plan. The Senior Vice President, Human Resources will be responsible for the day-to-day administration of the PEP Plan following administrative guidelines approved from time to time by the Committee.

ELIGIBILITY AND PARTICIPATION

In general, regular employees of Whirlpool are eligible to participate in the PEP Plan if nominated by the CEO. However, to meet requirements of Code Section 162(m), there are several, generally more restrictive, PEP Plan provisions that only apply to "Executive Officers." Executive Officers under the PEP Plan (up to approximately 8) are defined as the Chairman of the Board and Chief Executive Officer, President, and any Executive or Senior Vice President designated by the Committee prior to the start of any PEP Plan year. The CEO will make recommendations regarding participation in the PEP Plan subject to Committee approval. Eligible exempt employees are notified of their participation, their target award opportunity, and the relevant corporate and business group performance measures (as described below) at the beginning of each PEP Plan year. Nonexempt employees who participate in the PEP Plan generally are eligible for a bonus under the PEP Plan of up to 5% of their salary if designated performance goals are met.

AWARD OPPORTUNITIES, CALCULATION, AND INDIVIDUAL AWARDS

The levels of base salary and target annual bonuses for PEP Plan participants, including Executive Officers, are approved by the Committee each year. Consistent with the Committee's compensation philosophy, total direct pay (base salary plus bonus) is targeted at 90%-110% of average total direct pay for those companies in the competitive market review. In this way, competitive total direct pay is achieved when target performance is met but with a larger percent of pay at risk than is the case in comparison companies.

Individual bonus award targets range from 5%-110% of base pay, with actual base salary paid during the PEP Plan year being used to compute individual awards for employees other than Executive Officers. For Executive Officers, base salary in effect as of the first day of the PEP Plan year will be used to compute awards. Target awards are intended to reflect an individual's job responsibilities and ability to affect financial results of Whirlpool. For PEP Plan participants other than Executive Officers, the percentage of the target bonus actually paid is based equally on (i) the extent to which appropriate corporate and/or business group financial measures are met and (ii) the extent to which individual performance objectives are achieved. The performance multipliers range from 0%-200%. Thus, if either financial performance or individual performance does not meet the threshold, generally no bonus award will be paid. The maximum bonus using this formula is 3.0 times base pay.

For Executive Officers, the target bonus is established by multiplying the base salary times the target bonus percentage set for that salary grade times two. The percentage of the target bonus actually paid is based only on appropriate corporate or business group financial measures and does not involve an evaluation of individual performance. Thus bonuses under the PEP Plan for Executive Officers may range from 0-3.3 times base pay. The Committee has the discretion to reduce (but not to increase) the bonus award calculated under the PEP Plan for any Executive Officer based on factors it deems relevant. The named Executive Officers each received an award under the PEP Plan for 1998 as set forth in the Summary Compensation Table. All current executive officers as a group earned a total of $4.7 million for 1998 under the PEP Plan, and all employees as a group earned $73.6 million for 1998 under the PEP Plan.

Financial performance measures for employees will be measured on Whirlpool's overall corporate results, while employees in designated business groups may also be measured on a combination of corporate and business group results. Corporate financial performance will be measured based on return on equity ("ROE"). ROE will be calculated as the ratio of profit to average shareholder equity. Profit refers to earnings from continuing operations before accounting changes. Average shareholder equity refers to the sum of shareholder equity at the beginning and end of the year, divided by two. Business group financial performance will be measured by either return on assets ("ROA"), calculated for each designated business group as the ratio of net operating earnings generated by the business group to total assets of the group, or return on net assets ("RONA"), calculated as net operating earnings after tax divided by average monthly net assets. Net earnings refers to total revenues less total expenses, on an after-tax basis. ROE, ROA, and RONA will be based on calculations provided by Whirlpool's independent auditors. ROE, ROA, and RONA performance goals are adopted each year by the Committee for corporate level and various business groups.

For employees other than Executive Officers, the Committee has the discretion to adopt performance goals other than those disclosed above.

The Committee also approves a range of performance above and below these goals for establishing the financial performance multipliers. An important factor in setting the financial performance goals is achieving results at a level expected to create value for stockholders. Once approved by the Committee, performance goals normally may not be changed during the PEP Plan year. However, if external changes or other unanticipated business conditions have materially affected the fairness of the goals, the Committee may approve appropriate adjustments to the performance goals during the PEP Plan year. In the case of Executive Officers, no adjustment may be made to the performance goals that would have the effect of increasing the amount that would otherwise be paid out pursuant to the PEP Plan.

Individual performance, the final factor in calculating awards for participants other than Executive Officers, will be based on each employee's performance rating resulting from a performance management process. In this process each individual's objectives are to be tied to overall corporate objectives which are designed to increase stockholder value. A formal performance review is used to determine the individual performance multiplier or other method of rewarding individual performance such as funding pools for exceptional contributors. While Executive Officers will go through the same goal setting and review process (including the CEO with the Committee), no individual performance multiplier is used to calculate their bonus awards under the PEP Plan. However, the Committee has the discretion to reduce the bonus award of any Executive Officer based on individual performance or other factors.

PAYMENTS, DEFERRALS, TERMINATIONS, AND BENEFICIARIES

At the end of each PEP Plan year, the CEO will report the overall performance results of Whirlpool and the various business group segments to the Committee. The Committee will certify in writing the extent to which the performance goals have been satisfied and then approve payment. Payments under the PEP Plan will be made once a year as soon as administratively feasible following the release of the Company's audited financial results for the previous year. Subject to Committee consent, the CEO may select certain participants who may elect to defer irrevocably up to 75% of their performance award. Upon termination of employment due to death, disability, retirement, reduction in force, or transfer to one of our affiliates, awards will be paid based on the amount earned before such termination, in a lump sum or installments. Participants may name a beneficiary or beneficiaries to whom any benefit under the PEP Plan is to be paid in case of their death.

CHANGE IN CONTROL, AMENDMENTS, AND INDEMNIFICATION

If there is a change of control of Whirlpool, participants become entitled to an award which is the greater of (i) a modified version of the standard formula set forth above, but, in the case of participants other than Executive Officers, applying an individual performance multiplier of not less than 1.0, or (ii) their target award percentage times base salary paid in the PEP Plan year up to the date of such change of control. In such an event, awards are to be paid in cash promptly following the change in control. The Plan provides for indemnification of members of the Committee or Board and participants for actions brought against such persons in connection with the PEP Plan.

BOARD RECOMMENDATION

The Board believes that approving the amended PEP Plan should enable the Company to continue to qualify PEP Plan payments for deduction under federal tax laws while continuing appropriate short-term compensation incentives.

The Committee strongly believes that purely numeric formula incentive plans are inadequate to drive the superior results that the Company is seeking. Removing Committee discretion from incentive compensation severely limits the Committee's ability to carry out its corporate governance responsibilities. Good judgment and discretion are the essence of what shareholders expect from Board members. As noted earlier, the Committee believes the discretion it has been able to exercise under existing incentive plans for management employees at all levels has played a critical role in recent years.

The Board of Directors recommends a vote FOR the amendment of the Performance Excellence Plan appearing at Item 3 on the accompanying proxy form.

STOCKHOLDER PROPOSAL

Mr. Charles Miller, 23 Park Circle Drive, Great Neck, New York 11024, has notified us that he is the beneficial owner of 165 shares of common stock and that he intends to maintain such ownership through the date of the 1999 annual meeting of stockholders. Mr. Miller has advised us that he intends to offer the following proposal and supporting statement for consideration and approval at the annual meeting.

                           Maximize Value Resolution

  Resolved that the shareholders of Whirlpool Corporation urge the Whirlpool Corporation Board of Directors to arrange for the prompt sale of Whirlpool Corporation to the highest bidder.

  STOCKHOLDER'S SUPPORTING STATEMENT

  The purpose of the Maximize Value Resolution is to give all Whirlpool Corporation shareholders the opportunity to send a message to the Whirlpool Corporation Board that they support the prompt sale of Whirlpool Corporation to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder return over many years and the drastic action that should be taken. Even if it is approved by the majority of the Whirlpool Corporation shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Whirlpool Corporation Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

  The prompt auction of Whirlpool Corporation should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

  The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

  I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

                               ----------------

Adoption of the foregoing stockholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the annual meeting of stockholders (in person or by proxy).

The Board of Directors recommends a vote AGAINST this stockholder proposal appearing at Item 4 on the accompanying proxy form.

THE COMPANY'S STATEMENT IN OPPOSITION

The Board of Directors of Whirlpool is dedicated to long-term value creation for its shareholders and reviews on a regular basis the strategic options for Whirlpool to reach that objective. The Board must retain flexibility in making decisions to achieve that objective based on a course of action that, in the judgment of the Board, will create improved earnings over a sustained period of time. In the Board's opinion, the proposed stockholder resolution will not serve the stockholders' best interests, notwithstanding the nonbinding nature of the resolution if approved by the stockholders.

Whirlpool has spent the last ten years successfully completing the strategic transition from a U.S. company to a truly global enterprise, with major operations in Europe and Latin America and increasing business in Asia and elsewhere. Today, the majority of Whirlpool's sales occur outside of the United States. The Board believes this transition to a global enterprise has created a platform of unique competitive advantages for Whirlpool through worldwide brands, technologies, products, processes, and the skills and capabilities of our employees.

Today, the Board believes Whirlpool is poised to leverage this platform of unique global competitive advantages into sustained value creation for our stockholders over the long term. The Board and management believe that it would be very unfortunate for stockholders if Whirlpool were to be sold and the global platform so successfully developed were to be abandoned at this point. Therefore, the Board firmly believes that it would not be in the best interests of stockholders to adopt the stockholder proposal and urge you to vote against the proposal.

MISCELLANEOUS

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $9,000, plus certain expenses, for assistance by Georgeson & Company Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and employees of the Company and by Georgeson & Company Inc. personally and by mail, telegraph, telephone, or other electronic means.

If any nominee named herein for election as a director is not available to serve, the accompanying proxy may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those referred to in the accompanying notice of the annual meeting. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

AUDITORS

Representatives of Ernst & Young LLP, our auditors, are expected to be present at the annual meeting to respond to questions and may make a statement if they so desire.

STOCKHOLDER PROPOSALS FOR 2000 MEETING

Any proposal that a stockholder intends to present at the annual meeting of stockholders in 2000 must be received by Whirlpool by November 18, 1999 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                                                                      EXHIBIT A

                             WHIRLPOOL CORPORATION

                   NONEMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN
                        (As amended February 16, 1999)

                                   ARTICLE 1

                                    GENERAL

1.1 PURPOSE

Whirlpool Corporation, a Delaware corporation (the "Corporation"), hereby adopts this Nonemployee Director Stock Ownership Plan (the "Plan"). The purpose of the Plan is to foster and promote the long-term financial success of the Corporation by attracting and retaining outstanding nonemployee directors by enabling them to participate in the Corporation's growth through automatic, nondiscretionary awards of Common Stock (as defined in Section 1.3), Options (as defined in Section 3.1), and Common Stock Equivalents (as defined in Section 4.1). Common Stock awards, Options, and Common Stock Equivalents are collectively and interchangeably referred to herein as "Awards."

1.2 PARTICIPATION

Only directors of the Corporation who at the time an Award is made meet the following criteria ("Directors") shall receive Awards under the Plan: (a) the director is not, and has not been for at least one year, an employee or officer of the Corporation or any subsidiary of the Corporation and (b) the director is a "Nonemployee Director" as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar rule which may subsequently be in effect ("Rule 16b-3").

1.3 SHARES SUBJECT TO THE PLAN

Shares of stock covered by Awards under the Plan may be in whole or in part authorized and unissued or treasury shares of the Corporation's common stock, $1.00 par value per share, or such other shares as may be substituted pursuant to Section 5.2 ("Common Stock"). The maximum number of shares of Common Stock that may be issued for all purposes under the Plan shall be 300,000 (subject to adjustment pursuant to Section 5.2). Any shares of Common Stock subject to an Option that for any reason is canceled or terminated without having been exercised, shall again be available for Awards under the Plan. No fractional shares shall be issued.

1.4 GENDER AND NUMBER

Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                                  ARTICLE II

                                 STOCK AWARDS

2.1 AWARD OF COMMON STOCK

Effective on the date of each annual meeting of stockholders, each Director in office at the conclusion of such meeting will automatically be awarded 400 (subject to adjustment pursuant to Section 5.2) shares of Common Stock. In addition, if a person first becomes a Director more than six months before the first anniversary of the immediately preceding annual meeting, such person will automatically be awarded 400 (subject to adjustment pursuant to Section 5.2) shares of Common Stock on the date he or she becomes a Director. The shares of Common Stock awarded pursuant to this Section 2.1 will not be subject to any restriction under the Plan, provided that no such shares of Common Stock may be sold within the first six months after they are awarded, unless the death of the Director occurs during such period.

                                  ARTICLE III

                              STOCK OPTION AWARDS

3.1 AWARD OF STOCK OPTIONS

Effective on the date of each annual meeting of stockholders, if the "Grant Condition" for the immediately preceding fiscal year (the "Prior Year") was satisfied, each Director then in office will automatically be awarded a stock option (an "Option") under the Plan to purchase 600 (subject to adjustment pursuant to Section 5.2) shares of Common Stock. The Grant Condition for any Prior Year will be satisfied if the "EFCO" for the Prior Year is 110% or more of the EFCO for the fiscal year before the Prior Year (the "Base Year"). EFCO means the Corporation's consolidated earnings from continuing operations before the after-tax effects of: (a) extraordinary items; (b) changes in accounting principles; (c) gains and losses from business dispositions shown separately on the Corporation's published earnings statement, and (d) restructuring charges shown separately on the Corporation's published earnings statement. Restructuring charges mean costs related to the elimination or reduction of product lines or the consolidation of plant facilities, including losses from asset impairments and disposals relating thereto, and costs of severance and termination benefits relating to the foregoing or to reductions in personnel. If there shall be any change in the Corporation's fiscal year, the EFCO from any resulting fiscal year which contains less or more than 12 months shall be adjusted by multiplying the EFCO for such shorter or longer year by a fraction equal to 12 divided by the number of months in such shorter or longer year. Any question as to the computation of EFCO and whether the Grant condition is satisfied for any year shall be resolved by the Corporation's independent public accountants.

3.2 STOCK OPTION CERTIFICATES

The award of an Option shall be evidenced by a certificate executed by an officer of the Corporation.

3.3 OPTION PRICE

The purchase price for Common Stock under each Option (the "Option Price") granted as of the annual meeting following any Prior Year shall be the average Fair Market Value of the Common Stock for the third through the fifth days for which trading in the Common Stock is published after the date on which the Corporation makes a public release of its earnings data for the Base Year.

3.4 EXERCISE AND TERM OF OPTIONS

(a) Options may be exercised by the delivery of written notice of exercise and the Option Price for the shares to be purchased to the Corporate Secretary of the Corporation. The Option Price may be paid in cash (including check, bank draft or money order) or, unless in the opinion of counsel to the Corporation to do so may result in a possible violation of law, by delivery of Common Stock already owned by the Director, valued at Fair Market Value on the date of the exercise. As soon as practicable after receipt of each notice and full payment, the Corporation shall deliver to the Director a certificate or certificates representing the acquired shares of Common Stock.

(b) Each Option may be exercised at any time after the date it is awarded until (subject to Section 5.1) the first to occur of the twentieth anniversary of the date such Option was awarded or the second anniversary of the date the Director ceases to be a Director, provided that no Option shall be exercisable within the first six months of its term, unless death or disability of the Director occurs during such period. In the event that the death or disability of the Director does occur and an Option is exercised in that period, any shares of Common Stock issued on such exercise may not be sold until the sixth month anniversary of the date of the grant of the Option.

                                  ARTICLE IV

                        COMMON STOCK EQUIVALENTS AWARDS

4.1 AWARDS OF COMMON STOCK EQUIVALENTS

Effective on the date of each annual meeting of stockholders beginning in 1999, each Director in office at the conclusion of such meeting will automatically be awarded 400 (subject to adjustment pursuant to Section 5.2) hypothetical shares of Common Stock (each a Common Stock Equivalent). Each Director's Common Stock Equivalents will be held in an account ("Account") and the Director will not be entitled to receive the Common Stock represented by the Common Stock Equivalents until the Director ceases to be a Director of the Company.

4.2 INITIAL VESTED COMMON STOCK EQUIVALENTS

In addition to the award of Common Stock Equivalents set forth in Section 4.1 above, each Director in office at the conclusion of the 1999 annual meeting shall immediately have credited to his Account the number of Common Stock Equivalents equal to the net present dollar value of the Director's vested retirement benefit as of February 16, 1999, divided by the Fair Market Value of the Common Stock on February 16, 1999.

4.3 DIVIDEND EQUIVALENTS

In addition to the award of Common Stock Equivalents set forth above, the Company shall credit to each Director's Account an additional number of Common Stock Equivalents as of each dividend payment date declared with respect to the Company's Common Stock. The additional number of Common Stock Equivalents to be credited to each Account shall be equal to:

(a) the product of (i) the dividend per share of the Common Stock which is payable as of the dividend payment date, multiplied by (ii) the number of whole Common Stock Equivalents credited to the Account as of the applicable dividend record date;

                                  DIVIDED BY

(b) the closing price of a share of the Common Stock on the dividend payment date (or if such stock was not traded on that date, on the next preceding date on which it was traded), as reported in the New York Stock Exchange Composite Transactions.

4.4 STOCK CERTIFICATE

Within a reasonable time after a Director ceases to be a Director of the Company, but in no event more than 60 days after receiving a written request from the former Director, the Company will deliver to the former Director, or his legal representative, a certificate for such shares of Common Stock as are represented by the total number of Common Stock Equivalents in the former Director's Account. Any fractional shares to which the former Director would otherwise be entitled will be eliminated.

                                   ARTICLE V

                           MISCELLANEOUS PROVISIONS

5.1 NON TRANSFERABILITY; BENEFICIARIES

No Option or Common Stock Equivalent awarded under the Plan shall be transferable by the Director otherwise than by will or, if the Director dies intestate, by the laws of descent and distribution. All Awards shall be exercisable or received during the Director's lifetime only by the Director or his legal representative. Any transfer contrary to this Section 5.1 will nullify the Option or Common Stock Equivalent. In the event of a Director's death prior to the exercise of any Options which were then exercisable, such Options may be exercised within one year after the Director's death (regardless of the expiration date of such Options under Section 3.4(b)) by the Director's beneficiary, designated as provided below, or, in the absence of any such designation, his estate. Any certificates for shares of Common Stock which were not delivered to a Director prior to his death and any dividends related thereto and not so delivered will be delivered to such beneficiary or, if no designation was made, his estate. Each Director may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) who may exercise such Options and receive such certificates and dividends. Each designation will revoke all prior designations by such Director, will be in writing and will be effective only when filed during his lifetime with the Secretary of the Corporation.

5.2. ADJUSTMENT UPON CERTAIN CHANGES

In the event of a stock dividend or stock split, or combination or other reduction in the number of issued shares of Common Stock, a merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets, or dissolution of the Corporation, the Board of Directors shall, in order to prevent the dilution or enlargement of rights under this Plan, make such adjustments in the number and type of shares of Common Stock and Common Stock Equivalents authorized by the Plan, and the number and type of shares of Common Stock covered by outstanding Options and Option Prices specified therein as may be determined to be appropriate and equitable. In the event fractional shares of Common Stock would otherwise result from any such adjustment, the number of shares of Common Stock so authorized and covered and the prices thereof shall be further adjusted so as to eliminate such fractions.

5.3 AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

The Board of Directors may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Corporation or the Directors to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Board of Directors may deem to be in the best interests of the Corporation; provided, however, that no such amendment shall, without stockholder approval to the extent required by law, agreement, or the rules of any exchange upon which the Common Stock is listed, (a) except as provided in
Section 5.2, materially increase the number of shares of Common Stock which may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, (c) materially increase the benefits accruing to Directors under the Plan, or (d) extend the termination date of the Plan. No such amendment, suspension, or termination shall (x) impair the rights of Directors under any outstanding Option or

Common Stock Equivalent without the consent of the Directors affected thereby or (y) make any change that would disqualify the Plan, or any other plan of the Corporation intended to be so qualified, from the exemption provided by Rule 16b-3. No provision of the Plan that states the amount and price of securities to be awarded, specifies the timing of Awards, or sets forth the formula that determines the amount, price, and timing of Awards may be amended more than once every six months, except to comport with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act, or the rules thereunder.

5.4. DEFINITION OF FAIR MARKET VALUE

The term "Fair Market Value" as it relates to Common Stock on any given date means (a) the mean of the high and low sales prices of the Corporation's Common Stock as reported by the Composite Tape of the New York Stock Exchange (or, if not so reported, on any domestic stock exchanges on which the Common Stock is then listed); or (b) if the Common Stock is not listed on any domestic stock exchange, the mean of the high and low sales prices of the Corporation's Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or (c) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sale prices or quotations on the last previous date on which so reported; or (d) if none of the foregoing clauses apply, the fair value as determined in good faith by the Corporation's Board of Directors.

5.5 PLAN NOT EXCLUSIVE

The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for Directors.

5.6 REPORTS

The Corporation shall supply each Director, not less frequently than once each year, a report stating whether the Grant Condition was satisfied for the preceding year, the number of shares of Common Stock covered by Options held by such Director, and the Option Prices thereof. The report shall also state the number of Common Stock Equivalents in the Director's Account.

5.7 LISTING, REGISTRATION AND LEGAL COMPLIANCE

Each Option and Award of Common Stock Equivalents shall be subject to the requirement that if at any time counsel to the Corporation shall determine that the listing, registration, or qualification thereof or of any shares of Common Stock or other property subject thereto upon any securities exchange or under any foreign, federal, or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the award of such Option or Common Stock Equivalents or the issue, delivery, or purchase of shares of Common Stock or other property thereunder, no such Award may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained free of any conditions not acceptable to the Corporation. The holder of the award will supply the Corporation with such certificates, representations, and information as the Corporation shall request and shall otherwise cooperate with the Corporation in effecting or obtaining such listing, registration, qualification, consent, approval, or other action. The Corporation may at any time impose any limitations upon the exercise, delivery, or payment of any Award that, in the opinion of the Board of Directors, are necessary or desirable in order to cause the Plan or any other plan of the Corporation to comply with Rule 16b-3. If the Corporation, as part of an offering of securities or otherwise, finds it desirable because of foreign, federal, or state legal or regulatory requirements to reduce the period during which Options may be exercised, the Board of Directors may, without the holders' consent, so reduce such period on not less than 15 days' written notice to the holders thereof.

5.8 RIGHTS OF DIRECTORS

Nothing in the Plan shall confer upon any Director any right to serve as a Director for any period of time or to continue his present or any other rate of compensation.

5.9 REQUIREMENTS OF LAW; GOVERNING LAW

The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware. The provisions of this Plan shall be interpreted so as to comply with the conditions or requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, unless applicable law otherwise requires a contrary interpretation of any such provision.

5.10 FINAL DATE FOR AWARDS

No Awards shall be made hereunder after April 30, 2009.

                                                                      EXHIBIT B

                             WHIRLPOOL CORPORATION

                          PERFORMANCE EXCELLENCE PLAN

                                   ARTICLE 1

                                    GENERAL

1.1 ESTABLISHMENT OF THE PLAN:

Whirlpool Corporation, a Delaware corporation, hereby adopts this Plan, which shall be known as the WHIRLPOOL CORPORATION PERFORMANCE EXCELLENCE PLAN (the "Plan").

1.2 PURPOSE:

The purpose of the Plan is to attract and retain the best possible employee talent and to motivate employees to focus attention on shareholder value, drive performance in support of this goal and other business goals, and reward company and individual performance.

1.3 ADMINISTRATION:

(a) The Committee shall administer the Plan. Subject to the Committee's approval, the Chief Executive Officer of the Company may assist in, and make recommendations regarding, the administration of the Plan. The Vice President Human Resources will be responsible for the day-to-day administration of the Plan following administrative guidelines approved from time-to-time by the Committee.

(b) Subject to the limitations of the Plan, the Committee shall, based on recommendations by the Chief Executive Officer: (i) select from the Employees of the Company, those who shall participate in the Plan; (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate;
(iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any award granted hereunder; and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

(c) All expenses associated with the Plan shall be borne by the Company subject to such allocation to its subsidiaries and operating units as it deems appropriate.

                                  ARTICLE II

                                  DEFINITIONS

2.1 DEFINITIONS:

Whenever used herein, the following terms shall have the meaning set forth below, unless otherwise expressly provided. Certain terms which only apply to
Article IX are defined in Article IX.

(a) Except as provided in Article IX, "Base Salary" shall mean the regular salary actually paid during a Plan Year to a Participant. Regular salary shall include any salary reduction contributions made to the Company's 401(k) plan or other deferred compensation plans, but shall be exclusive of any awards under this Plan and of any other bonuses, incentive pay, or special awards.

(b) "Board" shall mean the Board of Directors of Whirlpool Corporation.

(c) "Committee" shall mean the Human Resources Committee of the Board or such other Committee as is designated by the Board, which shall consist of three or more members of the Board who are not officers or employees of the Company and who are "outside directors" as required by and within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board shall appoint the members of the Committee and fill any vacancy on the Committee.

(d) "Company" shall mean Whirlpool Corporation and its Subsidiaries.

(e) "Corporate" shall mean relating to Whirlpool Corporation.

(f) "Employee" shall mean a regular employee of the Company who is in a position of meeting the defined eligibility criteria for participation in the Plan, as stated in Section 3.1.

(g) "Executive Officers" shall mean the Chief Executive Officer, the President, and any Executive or Senior Vice President designated by the Committee.

(h) "Final Award" shall mean the award earned by a Participant based on a comparison of actual year-end results against the performance goals established for the Plan Year.

(i) "Individual Performance Multiplier" shall mean the factor associated with the performance rating assigned to an Employee as part of the Performance Management Process or other method(s) of adjustments intended to recognize individual performance.

(j) "Noncorporate" shall mean a specified segment of Whirlpool's operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(k) "Participant" shall mean an Employee who is approved by the Committee for participation in the Plan for a specified Plan Year and an Executive Officer as defined above.

(l) "Performance Management Process" shall mean the Company's process for managing individual performance.

(m) "Plan Year" shall mean the Company's fiscal year.

(n) "Target Award" shall mean the award to be paid to a Participant for meeting planned performance results.

(o) "Target Award Percentage" shall mean the percentage of a Participant's Base Salary used in the calculation of the Target Award.

2.2 GENDER AND NUMBER:

Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan, shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

3.1 ELIGIBILITY AND PARTICIPATION:

Eligibility for participation in the Plan shall be limited to Employees of the Company. Except with respect to the Chief Executive Officer, participation in the Plan shall be based upon recommendations by the Chief Executive Officer, subject to the approval of the Committee, from the Employees eligible for the Plan. The Chief Executive Officer and the President shall automatically participate in the Plan.

3.2 PARTIAL PLAN YEAR PARTICIPATION:

Except as provided in Article IX, an Employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year. Such situations may include, but are not limited to (i) new hires, (ii) when an Employee is promoted from a position that did not meet the eligibility criteria, or (iii) when an Employee is transferred from an affiliate that does not participate in the Plan.

                                  ARTICLE IV

                               INDIVIDUAL AWARDS

4.1 COMPONENTS OF INDIVIDUAL AWARDS:

(a) Except as provided in Article IX, individual awards shall be based on (i) the Participant's Target Award and (ii) Corporate and/or Noncorporate performance. In addition, individual performance will be a component of individual awards if approved by the Committee.

(b) Except as provided in Article IX, for each Plan Year, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the Target Award Percentages and performance goals for that Plan Year.

4.2 FINAL AWARD DETERMINATIONS:

At the end of each Plan Year, Final Awards shall be computed for each Participant. Participants must be actively employed by the Company on the last day of the Plan Year to receive an award for that Plan Year, except as provided in Sections 8.1 and 10.1.

4.3 LIMITATIONS:

The amount payable to a Participant for any calendar year shall not exceed $3,000,000.

                                   ARTICLE V

                                 TARGET AWARDS

5.1 ESTABLISHING TARGET AWARD PERCENTAGES:

Except with respect to the Chief Executive Officer, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the Target Award percentage for each job, which will be based on the salary grade for that job in most cases. The Committee shall establish the Target Award Percentage for the Chief Executive Officer. Target Award Percentages shall reflect the Participant's job responsibilities and opportunity and authority to affect overall financial results.

5.2 MID-YEAR CHANGE IN TARGET AWARD PERCENTAGES:

Except as provided in Article IX, a Participant whose Target Award is changed during the Plan Year shall receive a Final Award based on the amount of Base Salary actually earned while in each Target Award category during the Plan Year.

                                  ARTICLE VI

                            PERFORMANCE COMPONENTS

6.1 PERFORMANCE MEASURES AND GOALS:

(a) Performance shall be measured based on Corporate and Noncorporate (if appropriate) results and, if authorized by the Committee, individual performance. If authorized by the Committee, individual performance goals shall be set during the Company's Performance Management Process.

(b) The Chief Executive Officer shall recommend, subject to the approval of the Committee, the process for measuring Corporate and Noncorporate performance. Such recommendation shall include:

  (1) Organizational level of performance measurement, e.g., Corporate, business unit, division, product line, or another level, either singly or in combination;

  (2) Specific measures of performance for each organizational level; and

  (3) Specific performance goals for each organizational level.

(c) For each Plan year, the Chief Executive Officer shall recommend, subject to the approval of the Committee, a range of performance goals for Corporate and Noncorporate results and the Individual Performance Multipliers. Each performance range and the range of Individual Performance Multipliers shall include a level of performance at which one hundred percent (100%) of the Target Award shall be earned. In addition, each range shall include levels of performance above and below the 100% performance level.

6.2 PERFORMANCE BY ORGANIZATION LEVEL:

(a) For Participants at the Corporate level, performance shall be measured on overall Company results. For other Participants, performance shall be measured on a Corporate and/or applicable Noncorporate results as authorized by the Committee.

(b) The performance measures to be used shall be chosen from among the following: return on equity, return on assets, or return on net assets. Return on equity will be calculated as the ratio of profit to average shareholder equity. Profit refers to earnings from continuing operations before accounting changes. Average shareholder equity refers to the sum of shareholder equity at the beginning and end of the year, divided by two. Return on assets will be calculated as net operating earnings after-tax divided by average monthly net assets. Net earnings refers to total revenues less total expenses, on an after-tax basis. Performance measures need not be the same within the Company.

(c) The Committee, in its sole discretion, may select among the performance measures specified in this Section 6.2 from Plan Year to Plan Year. However the Committee may approve performance measures that are not necessarily specified in this Section 6.2 without obtaining shareholder approval of such measures in the case of performance measures applicable only to Employees who are not Executive Officers.

6.3 ADJUSTMENT OF PERFORMANCE GOALS:

(a) Once established, performance goals normally shall not be changed during the Plan Year. However, except as provided in Article IX, if the Chief Executive Officer determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Chief Executive Officer may recommend and the Committee may approve appropriate adjustments to the performance goals (either up or down) during the Plan Year.

(b) Normally, Participants shall not receive any payout when the Corporate or Noncorporate segment (if applicable) do not achieve at least minimum performance goals. However, except as provided in Article IX, if the Corporate or Noncorporate segment (if applicable) do not achieve the minimum performance goals, the Chief Executive Officer may recommend, subject to the approval of the Committee, payment of awards on a discretionary basis.

(c) Further, except as provided in Article IX, the Chief Executive Officer may recommend, subject to the approval of the Committee, an adjustment of the performance goals in the event of a Plan Year consisting of less than twelve
(12) months.

6.4 INDIVIDUAL PERFORMANCE:

Individual performance shall be reflected in the Final Award based on the performance rating assigned to an Employee as part of the Performance Management Process if the Committee establishes individual performance as part of the performance criteria for an award. However, individual performance will not be considered in the Final Award earned by Executive Officers under
Article IX.

                                  ARTICLE VII

                            PAYMENT OF FINAL AWARDS

7.1 TIMING AND FORM OF PAYMENT:

(a) At the end of each Plan Year, the Chief Executive Officer shall report the overall Corporate and Noncorporate performance levels to the Committee, which shall certify in writing the extent to which the performance goals specified pursuant to Section 6.2 have been satisfied and approve the payment of Final Awards. Payment of Final Awards shall be made as soon as administratively feasible following the release of the Company's audited financial results.

(b) Payments shall be made in cash in a lump sum.

7.2 DEFFERAL OF PAYMENTS:

(a) The Chief Executive Officer may recommend Participants who may elect to defer all or a portion of their performance award, subject to the approval of the Committee. Elections to defer shall be made no later than deemed advisable by the Company's tax counsel. All deferred amounts will be subject to such terms and conditions, and shall accrue such yield thereon as the Chief Executive Officer may from time to time establish, subject to the approval of the Committee.

(b) The Participant may, with the approval of the Committee, elect to receive payment of deferred amounts and any yield thereon, either before or after retirement, in a lump sum or in installments. Upon the death of a Participant, a lump sum payment shall be made to the Participant's designated beneficiary (pursuant to Section 11.5) unless otherwise expressly elected by the Participant.

                                 ARTICLE VIII

                           TERMINATION OF EMPLOYMENT

8.1 TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT, REDUCTION-IN-FORCE, OR TRANSFER TO AFFILIATE NOT INCLUDED IN PLAN:

(a) If a Participant's employment is terminated by reason of death, total and permanent disability, retirement, reduction-in-force, or a Participant is transferred to an affiliate that does not participate in the Plan, the Participant's Final Award shall be based on (i) Participant's actual Base Salary paid through the date of termination, (ii) Participant's Target Award Percentage, (iii) Corporate/Noncorporate performance as measured at the end of the Plan Year, and (iv) if authorized by the Committee, individual performance as determined under the Performance Management Process. The Final Award shall be paid in accordance with Article VII.

(b) "Total and permanent disability" and "retirement" shall have the meanings as defined in the Whirlpool Corporation Retirement Plan. "Reduction-in-force" shall have the meaning as defined in the Whirlpool Corporation Personnel Policy Manual.

8.2 TERMINATION FOR ANY OTHER REASON:

Except for terminations listed in Section 8.1 or a termination due to a Change in Control as defined in Section 10.2, in the event a Participant's employment is terminated for any other reason including voluntary and involuntary termination, the Participant shall not be entitled to an award for the Plan Year in which the termination occurs. However, the Chief Executive Officer may recommend and the Committee approve an award for the Plan Year in which a Participant's termination occurs.

                                  ARTICLE IX

                              EXECUTIVE OFFICERS

9.1 APPLICABILITY OF ARTICLE IX:

The provisions of this Article IX shall apply only to Executive Officers. In the event of any inconsistencies between this Article IX and the other Plan provisions, the provisions of this Article IX shall control.

9.2 DEFINITION APPLICABLE TO ARTICLE IX ONLY:

For purposes of this Article IX only, "Base Salary" shall mean as to any Plan Year a Participant's actual regular salary rate as of the first day of the Plan Year. Regular salary shall include any salary reduction contributions made to the Company's Internal Revenue Code Section 401(k) Plan or other deferred compensation plans, but shall be exclusive of any awards under this Plan and of any other bonuses, incentive pay, or special awards.

9.3 NO PARTIAL PLAN YEAR PARTICIPANT:

An Executive Officer who becomes eligible after the beginning of a Plan Year may participate in the Plan for the succeeding Plan Year, unless approved by the Committee for participation in the current Plan Year.

9.4 COMPONENTS OF INDIVIDUAL AWARDS:

(a) Each individual award shall be based on (i) the Participant's Target Award and (ii) Corporate and/or Noncorporate performance goals approved by the Committee.

(b) The Committee shall determine the Target Award Percentages and performance goals for the Plan Year no later than 80 days after the beginning of the Plan Year.

9.5 NO MID-YEAR CHANGE IN TARGET AWARD PERCENTAGES:

Each Participant's Final Award shall be based on the Target Award category as of the first day of the Plan Year.

9.6 NONADJUSTMENT OF PERFORMANCE GOALS:

Once established, performance goals normally shall not be changed during the Plan Year. Participants shall not receive any payout when Corporate or Noncorporate performance does not achieve at least minimum performance levels established by the Committee.

9.7 INDIVIDUAL PERFORMANCE AND DISCRETIONARY ADJUSTMENTS:

Individual performance shall not be reflected in the Final Award. However, the Committee retains the discretion to decrease or eliminate the amount of the Final Award otherwise payable to a Participant.

9.8 POSSIBLE MODIFICATION:

If, on advice of the Company's tax counsel, the Committee determines that Code
Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying one or more of Sections 2.1(a), 2.1(g), 3.2, 4.1, 5.2, or 6.3 to any Executive Officer without regard to the exceptions to such Section or Sections contained in this Article IX, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Article IX.

                                   ARTICLE X

                               CHANGE IN CONTROL

10.1 CHANGE IN CONTROL:

(a) In the event of a Change in Control of Whirlpool Corporation, as defined below, a Participant who is an Employee as of the date of the Change in Control shall be entitled to, for the Plan Year in which the Change in Control occurs, the greater of:

  (1) The Final Award determined using:

    (A)The Participant's actual Base Salary rate in effect on the date of the Change in Control;

    (B) The Participant's Target Award Percentage;

    (C) Actual Corporate and Noncorporate (if applicable) performance results to the date of the Change in Control; and

    (D) The greater of the Participant's Individual Performance Multiplier (if applicable) or 1.0; or

  (2) The Participant's Target Award Percentage times his actual Base Salary rate in effect on the date of the Change in Control.

(b) The Committee as constituted immediately prior to the Change in Control shall determine how actual Corporate and Noncorporate performance should be measured for purposes of the Final Award calculation in 10.1(a). The Committee's determination shall be conclusive and final.

(c) Final Awards shall be paid in cash to the Participant as soon as administratively possible but no later than 30 days following a Change in Control.

10.2 DEFINITION OF CHANGE IN CONTROL:

A "Change in Control" shall be defined as set forth in Section 10.6(d) of the Whirlpool Salaried Employees Retirement Plan, as amended.

                                  ARTICLE XI

                           MISCELLANEOUS PROVISIONS

11.1 NONTRANSFERABILITY:

No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

11.2 TAX WITHHOLDING:

The Company shall have the right to deduct from all payments under this Plan any foreign, federal, state, or local taxes required by law to be withheld with respect to such payments.

11.3 AMENDMENTS:

The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination may reduce the rights of a Participant (or his beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan or change to the detriment of a Participant any potential rights in that Plan Year created pursuant to Section 10.1 of this Plan.

11.4 INDEMNIFICATION:

Each person who is or shall have been a member of the Committee or the Board or who is or shall have been an Employee of the Company shall be indemnified and held harmless by the Company. This indemnification and hold harmless provision shall be against and from any loss, cost, liability, or expense, including, without limitation, fees and expenses of legal counsel, that may have been imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan. In addition this indemnification and hold harmless provision shall be against and from any and all amounts paid by him in settlement thereof with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. This indemnification and hold harmless right shall not be exclusive of any other rights of indemnification that the person may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

11.5 BENEFICIARY DESIGNATION:

(a) Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

  (1) Participant's spouse (unless the parties were divorced or legally separated by court decree);

  (2) Participant's children (including children by adoption);

  (3) Participant's parents (including parents by adoption); or

  (4) Participant's executor or administrator.

(b) Payment of benefits, in accordance with Section 8.1, shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

11.6 RIGHTS OF PARTICIPANTS:

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant's employment at any time; nor does the Plan confer upon any Participant any right to continue as an employee of the Company for any period of time or to continue his present or any other rate of compensation. No Participant in a previous Plan Year, or other Employee at any time, shall have a right to be selected for participation in a current or future Plan Year.

11.7 GOVERNING LAW:

The Plan shall be construed in accordance with and governed by the laws of the State of Michigan.

11.8 EFFECTIVE DATE:

The Plan shall remain effective through December 31, 2003.

 It is important that your stock be represented so that the presence of a quorum at the annual meeting may be assured. Accordingly, whether or not you expect to attend in person, please sign and date the enclosed proxy and mail it PROMPTLY in the enclosed envelope. Your postage is prepaid if mailed in the United States.

-------------------------------------------------------------------------------

P R O X Y

                             WHIRLPOOL CORPORATION
                             Administrative Center
                                 2000 N. M-63
                      Benton Harbor, Michigan 49022-2692

The undersigned hereby appoints David R. Whitwam and Daniel F. Hopp, and each of them, proxies, with power of substitution and revocation, acting unanimous-ly, or if only one is present and voting, then that one, to vote the stock of Whirlpool Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on April 20, 1999 and at any adjournment thereof, with all the powers the undersigned would possess if present, with respect to the election of directors, the approval of an amended Whirlpool Corporation Nonemployee Director Stock Ownership Plan, the approval of an amended Whirlpool Corporation Performance Excellence Plan, a shareholder pro-posal, and such other business as may properly come before the meeting.

This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted FOR the election as directors of the nominees listed on the reverse side of this card, FOR the proposal to amend the Whirlpool Corpo-ration Nonemployee Director Stock Ownership Plan, FOR the proposal to amend the Whirlpool Corporation Performance Excellence Plan, and AGAINST the share-holder proposal unless contrary instructions are specified, and in the prox-ies' discretion upon such other business as may properly come before the meet-ing. Please vote, sign, and date this proxy on the reverse side of this card and return promptly in the enclosed envelope. This proxy is solicited on be-half of the Board of Directors.

You are encouraged to specify your choices by marking the appropriate boxes,
SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
                                                                 -------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                 -------------
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------

[X] Please mark your votes as in this example.                              2679

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 5. THE BOARD RECOMMENDS A VOTE "AGAINST" ITEM 4.

1. Election of Directors
   Nominees: James A. Kilts, Miles L. Marsh, and Paul G. Stern

   FOR   WITHHELD
   [_]     [_]

   For, except vote withheld from the following nominee(s):

   -----------------------------------------------------------------------------

2. To approve the amended Whirlpool Corporation Nonemployee Director Stock Ownership Plan.

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]

3. To approve the amended Whirlpool Corporation Performance Excellence Plan.

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]

4. Shareholder proposal urging the Board of Directors to promptly sell the Company to the highest bidder.

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]

  Please sign exactly as name(s) appear(s) on this proxy. Joint owners, trustees, executors, etc. should indicate capacity in which they are signing.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 SIGNATURE(S)                                   DATE

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .